Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 5 to the Registration Statement on Form S-1 No. 333-173550 of Bankrate, Inc. of our report dated May 7, 2010 relating to the consolidated financial statements of NetQuote Holdings, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

June 16, 2011